Exhibit 2.3

Exhibit B

LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT, dated as of [            ], 2012 (the “Agreement”), is made by and among Walter Investment Management Corp., a Maryland corporation (“WIMC”), JAM Special Opportunities Fund, L.P. (“JAM”), RM Servicing Holdings, LLC (“Holdings”), Seymour Jacobs and Tommy Moore, Jr. (together with JAM, Holdings and Seymour Jacobs, the “JAM Sellers”), and Robert D. Yeary, H. Marc Helm and Kevin J. Gherardi (together with Robert D. Yeary and H. Marc Helm, the “Founder Stockholders”). The JAM Sellers and the Founder Stockholders, collectively, are referred to herein as the “Stockholders”. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Stock Purchase Agreement (as defined below).

WHEREAS, WIMC, the Stockholders and Reverse Mortgage Solutions, Inc., a Delaware corporation (the “Corporation”), are parties to a Stock Purchase Agreement, dated as of August 31, 2012 (the “Stock Purchase Agreement”), pursuant to which WIMC is acquiring, and the Stockholders are selling, all of the outstanding shares of Common Stock and Preferred Stock of the Corporation, on the terms set forth in the Stock Purchase Agreement;

WHEREAS, pursuant to the Stock Purchase Agreement, part of the consideration for the acquisition of the Common Stock and Preferred Stock of the Corporation from the Stockholders consists of shares of common stock of WIMC, par value $0.01 per share (the “Consideration Shares”);

WHEREAS, in order to induce WIMC to enter into the Stock Purchase Agreement and to issue the Consideration Shares, the Stockholders agreed to enter into this Agreement and to make the representations, covenants and agreements regarding the Consideration Shares contained herein, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Lock-Up for Founder Shareholders.

(a) For the period commencing on the Closing and ending on the date that is six months after the Closing Date (the “First Lock-Up Period”), no Founder Stockholder will, without the prior written consent of WIMC (which consent may be withheld in the sole discretion of WIMC):

(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any of such Founder Stockholder’s Consideration Shares or any securities convertible into or exercisable or exchangeable for shares of common stock of WIMC, par value $0.01 per share, or publicly disclose the intention to make any such offer, pledge, sale or disposition; or

(ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Founder Stockholder’s Consideration Shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Consideration Shares or other Equity Interests, in cash, or otherwise. The term “Transfer” means to consummate any such swap or transaction described in clause (i) or (ii) above.

(b) For the period commencing immediately after the end of the First Lock-Up Period and ending on the one year anniversary of the Closing Date (the “Second Lock-Up Period”), no Founder Stockholder will, without the prior written consent of WIMC (which consent may be withheld in the sole discretion of WIMC), Transfer, in the aggregate with all Transfers since the Closing Date, more than one-third of the Consideration Shares that such Founder Stockholder received in connection with the Closing.

(c) For the period commencing immediately after the end of the First Lock Up Period and ending on the date that is 18 months after the Closing Date (the “Final Lock-Up Period”, and together with the First Lock-Up Period and the Second Lock-Up Period, the “Lock-Up Periods”), no Founder Stockholder will, without the prior written consent of WIMC (which consent may be withheld in the sole discretion of WIMC), Transfer, in the aggregate with all Transfers since the Closing Date, more than two-thirds of the Consideration Shares that such Founder Stockholder received in connection with the Closing.

2. Lock-Up for JAM Sellers. For the period commencing on the Closing and ending on the seventh (7th) Business Day following the date the Registration Statement is declared effective by the SEC (the “JAM Lock-Up Period”), no JAM Seller will, without the prior written consent of WIMC (which consent may be withheld in the sole discretion of WIMC):

(a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any of such JAM Seller’s Consideration Shares or any securities convertible into or exercisable or exchangeable for shares of common stock of WIMC, par value $0.01 per share, or publicly disclose the intention to make any such offer, pledge, sale or disposition; or

(b) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such JAM Seller’s Consideration Shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Consideration Shares or other Equity Interests, in cash, or otherwise. Notwithstanding the foregoing, if WIMC agrees to register the re-sale by a stockholder (other than a Plan or a Plan participant) of shares of capital stock of WIMC or a Subsidiary of WIMC and does not impose a lock-up period on such stockholder of the same duration as the JAM Lock-Up Period, the JAM Lock-Up Period shall be eliminated or reduced, as the case may be, so that both periods are of equal duration.

3. Other Covenants.

(a) Notwithstanding anything to the contrary contained herein, (i) if a Stockholder is an individual, such Stockholder shall be permitted to (A) make Transfers to Immediate Family Members or trusts the sole beneficiaries of which are Immediate Family Members and (B) make Transfers to charitable organizations described in Section 501(c)(3) of the Code (a “Charitable Organization”) or to trusts the sole beneficiaries of which are Charitable Organizations and (ii) if a Stockholder is a corporation, partnership or other business entity, such Stockholder shall be permitted to make Transfers to another corporation, partnership or business entity that is an Affiliate of such Stockholder (any transferee described in (i) or (ii), a “Permitted Transferee”); provided that, in the case of any Transfer pursuant to (i) or (ii), (x) such Transfer is not for value, (y) such transferee signs and delivers to WIMC a lock-up agreement in the form of this Agreement and (z) no filing is required or shall be voluntarily made in connection with such Transfer under Section 16(a) of the Securities Act of 1934, as amended, and no other public announcement shall be required or shall be made voluntarily by the Stockholder in connection with such Transfer. “Immediate Family Member” of a person means such person’s parents, mother-in-law, father-in-law, husband, wife, brother, sister, brother-in-law, sister-in-law, son-in-law, daughter-in-law and children.

(b) Notwithstanding anything to the contrary contained herein, (i) if any Founder Stockholder dies or suffers a Disability (as such term is defined in the employment agreement of even date herewith between such Founder Stockholder and any of WIMC and its Subsidiaries), all of the Consideration Shares held by such Founder Stockholder shall be released from the Transfer restrictions of Section 1 and (ii) if a Founder Stockholder incurs any liability under Article 10 of the Stock Purchase Agreement that will not be satisfied by the funds held in escrow pursuant to the Stock Purchase Agreement, that number of Consideration Shares having a fair market value equal to the amount of such excess liability will be released from the Transfer restrictions of Section 1.

(c) Each Founder Stockholder agrees with, and covenants to, WIMC that from the date of this Agreement until the end of the Final Lock-Up Period and each JAM Seller agrees with, and covenants to, WIMC that from the date of this Agreement until the end of the JAM Lock-Up Period, (i) it has not granted and shall not grant any proxy, consent, power of attorney or other authorization in or with respect to any Consideration Shares, except for this Agreement, (ii) it has not deposited and shall not deposit any Consideration Shares into a voting trust, (iii) it has not entered into and shall not enter into a voting agreement or other arrangement with respect to any Consideration Shares (iv) it has not taken and shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding or delaying such Stockholder from performing any of its obligations under this Agreement.

(d) Each Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under this Agreement to consummate the transactions contemplated by this Agreement, including, without limitation, executing and delivering, or causing to be executed and delivered (including by any record holder of any of such Stockholder’s Consideration Shares), such additional or further consents, documents and other instruments WIMC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

4. Representation and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to WIMC that:

(a) Assuming the accuracy of all representations and warranties made by WMIC in the Stock Purchase agreement, such Stockholder holds of record and owns beneficially the number of Consideration Shares listed below its signature hereto, free and clear of any and all Liens.

(b) Such Stockholder has full power and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. All necessary action has been taken by such Stockholder to authorize the execution, delivery and performance of this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

(c) There are no consents, waivers, approvals, licenses, permits, Orders, actions or non-actions of, or filings, notifications, declarations or registrations with, any Governmental Entity that are necessary for such Stockholder to obtain for the execution, delivery or performance by such Stockholder of this Agreement.

(d) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated by this Agreement do not and will not (i) violate or conflict with any Laws or Orders to which such Stockholder may be subject or to which such Stockholder’s Consideration Shares may be subject or (ii) constitute a violation or breach of, be in conflict with, constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) of any obligation under any Contract or other agreement to which such Stockholder is a party or to which such Stockholder is subject or to which such Stockholder’s Consideration Shares are subject or by which such Stockholder’s properties, assets or rights are bound.

(e) If a Stockholder is married and such Stockholder’s Consideration Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder’s spouse, enforceable against such person in accordance with its terms.

(f) Such Stockholder’s Consideration Shares are now, and at all times such shares are held by such Stockholder will be, held by the respective Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

(g) Such Stockholder understands and acknowledges that WIMC is entering into the Stock Purchase Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

5. Representations and Warranties of WIMC. WIMC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All necessary action, corporate or otherwise, has been taken by WIMC to authorize the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement. This Agreement constitutes the valid and legally binding obligation of WIMC, enforceable against WIMC in accordance with its terms and conditions, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights or by the principles governing the availability of equitable remedies.

6. Notice of Transfer. If at any time after the Closing (whether during, or after the expiration of, the Lock-Up Periods or the JAM Lock-Up Period, as the case may be) any Stockholder desires to Transfer all or any portion of the Consideration Shares held by such Stockholder (other than to a Permitted Transferee) and such Transfer is not otherwise restricted by the provisions of Section 1 or 2, as applicable, of this Agreement, such Stockholder (a “Selling Holder”) shall deliver to WIMC a written notice which shall set forth the number of Consideration Shares proposed to be Transferred and the terms (including the cash purchase price per Consideration Share) of such Transfer at least five (5) Business Days prior to the date of the proposed Transfer (the “Transfer Date”); provided however that if such Transfer is to be effected on a national securities exchange, instead of setting forth the price per share of the Consideration Shares, the notice may instead state that the Consideration Shares will be sold at the market price in effect at the time of Transfer. The delivery of a written notice described in this Section 6 shall not obligate a Selling Holder to Transfer such Consideration Shares.

7. Miscellaneous.

(a) Successors and Assigns; Benefit. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 1 or Section 3, no party may assign (other than by operation of law), delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided, that WIMC may make such an assignment to one or more direct or indirect Affiliates, but any such assignment shall not relieve WIMC of WIMC’s obligations hereunder. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

(b) Headings. The section headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Governing Law. All matters arising out of or relating to this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware applicable to the contracts made and to be preformed therein.

(d) Resolution of Disputes. Any unresolved controversy or claim arising out of or relating to this Agreement shall, except as otherwise expressly provided herein, be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by three arbitrators appointed as follows: one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement shall be selected by each of the Buyer and the Sellers’ Representative within a further fifteen (15) days and those two arbitrators shall mutually agree upon a third arbitrator, who shall act as chairperson, within fifteen (15) days thereafter. The arbitration shall take place in New York, NY, in accordance with the AAA Commercial Arbitration Rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrator(s) upon a showing of good cause. Depositions shall be conducted in accordance with New York law, the arbitrator(s) shall render a reasoned award, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

(e) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

(f) Specific Performance. Each Stockholder agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that WIMC shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

(g) Amendments; No Waivers. Any provision of this Agreement may be amended or waived only in a writing signed by the party against whom enforcement of any such amendment or waiver is sought. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(h) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

(i) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

(j) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

(i) if to WIMC:

Walter Investment Management Corp.

3000 Bayport Drive

Tampa, Florida 33607

Attention: Chief Executive Officer

Facsimile: (813) 281-5653

with copies (which shall not constitute notice) to:

Walter Investment Management Corp.

3000 Bayport Drive

Tampa, Florida 33607

Attention: General Counsel

Facsimile: (813) 281-5653

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Fax: (212) 455-2502

Attention: Peter Gordon, Esq.

(ii) if to any JAM Seller:

[•]

[•]

Attention: [•]

Facsimile: [•]

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Kristopher Brown, Esq.

Facsimile: 212-698-3599

(iii) if to any Founder Stockholder:

[•]

[•]

Attention: [•]

Facsimile: [•]

with a copy (which shall not constitute notice) to:

Allen Matkins Leck Gamble Mallory & Natsis LLP

1900 Main Street, 5th Floor

Irvine, California 92614

Attention: Philip C. Schroeder, Esq.

Facsimile: (949) 553-8354

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5(j) and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section 5(j).

(k) Expenses. Unless and to the extent otherwise expressly provided by this Agreement or the Stock Purchase Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(l) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

WALTER INVESTMENT MANAGEMENT CORP.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

JAM SPECIAL OPPORTUNITIES FUND, L.P.

By:
Name:
Title:
Number of shares of record and beneficially owned:
[ ]

RM SERVICING HOLDINGS, LLC

By:
Name:
Title:
Number of shares of record and beneficially owned:
[ ]

Seymour Jacobs
Number of shares of record and beneficially owned:
[ ]

Tommy Moore, Jr.
Number of shares of record and beneficially owned:
[ ]

Robert D. Yeary
Number of shares of record and beneficially owned:
[ ]

H. Marc Helm
Number of shares of record and beneficially owned:
[ ]

Kevin J. Gherardi
Number of shares of record and beneficially owned:
[ ]

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed:

[ ]
Spouse of H. Marc Helm

[ ]
Spouse of Kevin J. Gherardi

[ ]
Spouse of Seymour Jacob

[ ]
Spouse of Tommy Moore, Jr.

[Signature Page to Lock-Up Agreement]